Exhibit 3.19

State of Delaware Secretary of State Division of Corporations Delivered 06:32 PM 05/19/2005 FILED 06:10 PM 05/19/2005 SRV 050415703—2435631 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AM-SAFE COMMERCIAL PRODUCTS, INC.

(a Delaware corporation)

Am-Safe Commercial Products Inc., (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The board of directors of the Corporation, by written consent, adopted a resolution setting forth and declaring a proposed amendment to the Certificate of Incorporation of the Corporation to be advisable and calling for consideration thereof by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article I thereof so that, as amended, said Article shall read all follows:

“NAME OF CORPORATION

The name of this corporation is:

AmSafe Commercial Products, Inc.”

SECOND: The stockholders of the Corporation considered and voted unanimously in favor of the amendment

THIRD: Said amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 18th day of April, 2005

AM-SAFE COMMERCIAL PRODUCTS, INC.

By:	/s/ Terence W. Lyons
Name:	Terence W. Lyons
Title:	Vice President, Chief Financial Officer, Secretary